MR. TU GUO SHEN MS. LI ZHI QUN WHITEHORSE TECHNOLOGY LIMITED collectively, as Pledgor CITADEL EQUITY FUND LTD. as Secured Party and THE BANK OF NEW YORK as Co-Secured Party

SHARE PLEDGE AGREEMENT
Dated as of February 8, 2007

This SHARE PLEDGE AGREEMENT (this “Agreement”) dated as of February 8, 2007, between (1) Mr. Tu Guo Shen and Ms. Li Zhi Qun, both individuals resident in the People’s Republic of China, and Whitehorse Technology Limited, a British Virgin Islands company wholly owned by Mr. Tu Guo Shen (collectively, the “Pledgor”), and (2) Citadel Equity Fund Ltd., as the secured party (the “Secured Party”). All representations, warranties, agreements and covenants of the Pledgor provided in this Agreement are given or made by both Mr. Tu Gou Shen and Whitehorse Technology Limited on a joint and several basis.

WHEREAS, China Security & Surveillance Technology, Inc. (the “Company”) has entered into a notes purchase agreement dated as of February 5, 2007 (the “Notes Purchase Agreement”) between the Company and the Secured Party; and

WHEREAS, the Pledgor owns, directly or indirectly, the issued and outstanding equity interests set forth beside the Whitehorse Technology Limited’s name on Exhibit A attached hereto and made a part hereof (the “Equity Interests”), and such Equity Interests are a part of all of the issued and outstanding equity interests in the Company that the Pledgor, directly or indirectly, is the sole legal and beneficial owner of as set forth opposite the Pledgor’s name on Exhibit B attached hereto (the “Owned Equity Interests”); and

WHEREAS, the Pledgor is required to execute and deliver this Agreement pursuant to the Notes Purchase Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit heretofore, now or hereafter made to or for the benefit of the Secured Party pursuant to the Notes Purchase Agreement or any other agreement, instrument or document executed pursuant to or in connection therewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Secured Party hereby agree as follows:

1.   Defined Terms. Unless otherwise defined herein, each capitalized term used herein that is defined in the Notes Purchase Agreement or the Conditions shall have the meaning specified for such term in the Notes Purchase Agreement or the Conditions. Unless otherwise defined herein or in the Notes Purchase Agreement or in the Conditions, terms used in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of Deleware are used herein as therein defined. In addition, the following terms used in this Agreement shall have the meanings set forth below:

“Collateral Value Amount” means, on any day, the sum of (i) the amount obtained by multiplying the closing price of common stock of the Company (as displayed on the OTC Bulletin Board on the close of business on the Business Day immediately preceding the relevant day) by the number of common shares of the Company effectively pledged and constituting Pledged Stock pursuant to this Agreement and (ii) the total amount of any Pledged Cash.

“Conditions” means the terms and conditions of the Notes.

“Co-Secured Party” means The Bank of New York, appointed as co-Secured Party for the purposes of holding the Pledged Collateral pursuant to Section 29(b).

“Secured Obligations” means all obligations owing by the Pledgor and the Company to the Secured Party from time to time under the Notes Purchase Agreement and the Notes including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

2.   Pledge. The Pledgor hereby pledges to the Secured Party, and grants to the Secured Party, a security interest in, the following (the “Pledged Collateral”):

(a)   all of the right, title and interest of the Pledgor in the Equity Interests, whether now existing or hereafter arising, and the certificates representing the shares of such capital stock (such now-existing shares held by the Pledgor being identified on Exhibit A attached hereto and made a part hereof) (all of said Equity Interests being hereinafter collectively referred to as the “Pledged Stock”), herewith delivered to the Secured Party, accompanied by a stock power in the form of Exhibit C attached hereto and made a part hereof duly executed in blank (the “Power”), and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Stock;

(b)   all Additional Pledged Stock (as defined in Section 13) and Pledged Cash (as defined in Section 13), from time to time upon occurrences of Triggering Events (as defined in Section 13), and the certificates representing such Additional Pledged Stock (any such Additional Pledged Stock shall constitute part of the Pledged Stock and the Secured Party is irrevocably authorized to amend Exhibit A from time to time to reflect such Additional Pledged Stock and Pledged Cash), and all options, warrants, dividends, distributions, cash, instruments and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Stock; and

(c)   all proceeds of the foregoing.

3.   Security for Secured Obligations. The Pledged Collateral secures the full and prompt payment, performance and observance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations.

4.   Delivery of Pledged Collateral; Registration and Acknowledgments. All certificates representing or evidencing the Pledged Collateral, if any, shall be delivered to the Co-Secured Party in New York, New York, U.S.A. or on behalf of the Co-Secured Party to the office of Simpson Thacher & Bartlett LLP (counsel to the Secured Party) in Hong Kong pursuant hereto and shall be in suitable form for transfer by delivery and shall be accompanied by the Power duly executed in blank, all in form and substance satisfactory to the Secured Party. After the occurrence and during the continuance of an Event of Default, the Co-Secured Party shall have the right, at any time at the written direction of the Secured Party and without notice to the Pledgor, to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Sections 9 and 10. In addition, the Secured Party shall have the right at any time to direct the Co-Secured Party in writing to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

5.   Pledged Collateral Adjustments. If, during the term of this Agreement:

(a)   any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Company, or any option included within the Pledged Collateral is exercised, or both, or

(b)   any subscription warrants, shares, or any other rights or options shall be issued in connection with the Pledged Collateral,

then all new, substituted and additional shares, warrants, shares, rights, options or other securities, issued by reason of any of the foregoing, shall be immediately delivered to and held by the Secured Party, under the terms of this Agreement and shall constitute Pledged Collateral hereunder.

6.   Subsequent Changes Affecting Pledged Collateral. The Pledgor represents and warrants that it has made its own arrangements for keeping itself informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of distributions, reorganization or other exchanges, offers to purchase and voting rights), and the Pledgor agrees that the Secured Party shall not have any obligation to inform the Pledgor of any such changes or potential changes or to take any action or omit to take any action with respect thereto. The Secured Party may, after the occurrence and during the continuance of an Event of Default, without notice and at its option, transfer or register (or direct the Co-Secured Party in writing to transfer or register) the Pledged Collateral or any part thereof into its or its nominee’s name with or without any indication that such Pledged Collateral is subject to the security interest hereunder.

7.   Covenants of the Pledgor

(a)  The Pledgor agrees that it shall take all necessary steps and actions to perform its obligations hereunder and effect the transactions contemplated herein; and to do and perform all things required to be done and performed by it under this Agreement prior to and after the Closing Date.

(b)  The Pledgor agrees to execute and deliver, or cause to be executed or delivered, any and all other agreements, instruments, or documents which the Secured Party may reasonably request in order to grant, perfect and maintain secured interests on or in the Pledged Collateral.

8.   Representations and Warranties. The Pledgor represents and warrants as follows:

(a)   It is the sole legal and beneficial owner of (i) the Equity Interests set forth opposite Whitehorse Technology Limited’s name on Exhibit A attached hereto and made a part hereof and (ii) the Owned Equity Interests set forth opposite the Pledgor’s name on Exhibit B attached hereto and made a part hereof, in both cases free and clear of any Lien, except for (x) the Lien created by this Agreement and (y) the Lien already provided to a third party by the Pledgor on 2,044,126 shares of common stock of the Company (for the avoidance of doubt, which are not part of any of the Equity Interests) (the “Encumbered Shares”);

(b)   All of the Owned Equity Interests have been duly authorized and validly issued, are fully paid and non-assessable;

(c)   All of the Pledged Stock is presently represented by the certificates listed on Exhibit A hereto and all of the Owned Equity Interests (other than the Pledged Stock) are presently represented by the certificates listed on Exhibit B. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Stock or the Owned Equity Interests other than with respect to the Encumbered Securities;

(d)   It has full power and authority to enter into this Agreement;

(e)   There are no restrictions upon the voting rights associated with, or upon the transfer of, any of the Pledged Collateral except pursuant to the Act;

(f)   It has the right to vote, pledge, assign and grant a security interest in or otherwise transfer such Pledged Collateral free of any Liens, except as set forth in paragraph (e) above;

(g)   No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required either (i) for the pledge by it of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by it or (ii) for the exercise by the Secured Party of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally and realization of collateral);

(h)   The pledge of the Pledged Collateral pursuant to this Agreement, together with the delivery of the stock certificates pertaining thereto to the Secured Party, creates a valid and perfected first priority security interest in the Pledged Collateral, in favor of the Secured Party, securing the payment and performance of the Secured Obligations;

(i)   This Agreement has been duly authorized, executed and delivered by and on behalf of the Pledgor and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms;

(j)   There is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or to the knowledge of the Pledgor, threatened against the Pledgor or any of its property which will materially and adversely affect the ability of the Pledgor to perform its obligations under this Agreement;

(k)   The execution, delivery and performance of this Agreement by the Pledgor (i) does not violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person or a Governmental Authority or result in the imposition of a Lien (other than the Lien created by this Agreement) on any assets of the Pledgor under or pursuant to (x) any indenture, mortgage, or any other agreement to which the Pledgor is a party or by which any of its properties or assets may be bound or (y) any statute, rule, regulation, law or ordinance, or any judgment, decree or order or any organizational documents applicable to the Pledgor, and (ii) does not violate any restriction on such transfer or encumbrance of the Pledged Collateral;

(l)   The Power is an effective endorsement duly executed by an appropriate person and gives the Secured Party the authority they purport to confer; and

(m)   (i) In the case of Mr. Tu Guo Shen and Ms. Li Zhi Qun, its principal residence is located in the People’s Republic of China, and (ii) in the case of Whitehorse Technology Limited, it is a company wholly owned by Mr. Tu Guo Shen duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands with full corporate power and authority to conduct its business as currently conducted and to execute, deliver and perform its obligations under this Agreement.

9.   Voting Rights. During the term of this Agreement, and except as provided in this Section 9, the Pledgor shall have the right to vote the Pledged Stock held by it on all corporate questions in a manner not inconsistent with the terms of this Agreement, the Notes Purchase Agreement and the Conditions; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of the Secured Party in respect of the Pledged Collateral or which would authorize, effect or consent to (i) the dissolution or liquidation, in whole or in part, of the Company; (ii) the consolidation or merger of the Company with any other Person; (iii) the sale, disposition or encumbrance of all or substantially all of the assets of the Company, except for Liens in favor of the Secured Party; (iv) any change in the authorized number of shares, the stated capital or the authorized share capital of the Company or the issuance of any additional shares of its equity interests; or (v) the alteration of the voting rights with respect to the equity interests of the Company. After the occurrence and during the continuation of an Event of Default, the Secured Party may, at its option, exercise all voting rights pertaining to the Pledged Collateral, including the right to take action by shareholder consent.

10.   Dividends and Other Distributions. (a) So long as no Event of Default shall have occurred and be continuing:

(i)   The Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Pledged Collateral, notwithstanding such dividends and distributions being subject to the pledge and assignment thereof pursuant to Section 2; provided, however, that any and all:

(A)   dividends and distributions paid or payable other than in cash with respect to, and instruments and other property received, receivable or otherwise distributed with respect to, or in exchange for, any of the Pledged Collateral;

(B)   dividends and other distributions paid or payable in cash with respect to any of the Pledged Collateral on account of a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and

(C)   cash paid, payable or otherwise distributed with respect to principal of, or in redemption of, or in exchange for, any of the Pledged Collateral;

shall be Pledged Collateral, as the case may be, and shall be forthwith delivered to the Secured Party as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the Secured Party; and

(ii)   The Secured Party shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to receive the dividends which it is authorized to receive and retain pursuant to clause (i) above.

(b)   After the occurrence and during the continuation of an Event of Default:

(i)   All rights of the Pledgor to receive the dividends and other distributions which it would otherwise be authorized to receive and retain pursuant to Section 10(a)(i) hereof shall cease, and all such rights shall thereupon become vested in the Secured Party which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and other distributions;

(ii)   All dividends and other distributions which are received by the Pledgor contrary to the provisions of clause (i) of this Section 10(b) shall be received in trust for the Secured Party;

(iii)   The Pledgor shall, upon the reasonable request of the Secured Party, at the Pledgor’s expense, execute and deliver, and cause the Company and its officers and directors to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be required by applicable law or may be necessary or, in the opinion of the Secured Party or its counsel, advisable to register the applicable Pledged Collateral under the provisions of the Act, and to exercise its best efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Secured Party or its counsel, are necessary or advisable, all in conformity with the requirements of the Act and the rules and regulations of the Commission applicable thereto;

(iv)   The Pledgor shall, at the Pledgor’s expense, use its best efforts to qualify the Pledged Collateral under state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Pledged Collateral;

(v)   The Pledgor, if applicable, shall, at the Pledgor’s expense, cause the Company to make available to the holders of its securities, as soon as practicable, earning statements which will satisfy the provisions of Section 11(a) of the Act; and

(vi)   The Pledgor shall, at the Pledgor’s expense, do or cause to be done all such other acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law.

The Pledgor will reimburse the Secured Party for all expenses incurred by the Secured Party, including, without limitation, reasonable attorneys’ and accountants’ fees and expenses in connection with the foregoing. Upon or at any time after the occurrence and during the continuation of an Event of Default, if the Secured Party determines that, prior to any public offering of any securities constituting part of the Pledged Collateral, such securities should be registered under the Act and/or registered or qualified under any other federal or state law and such registration and/or qualification is not practicable, then the Pledgor agrees that it will be commercially reasonable if a private sale, upon at least ten (10) Business Days’ notice to the Pledgor, is arranged so as to avoid a public offering, even though the sales price established and/or obtained at such private sale may be substantially less than prices which could have been obtained for such security on any market or exchange or in any other public sale.

11.   Transfers and other Liens. The Pledgor agrees that it will not (i) sell, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or any other Owned Equity Interests without the prior written consent of the Secured Party, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral or any of the Owned Equity Interests (except for the security interest under this Agreement or with respect to the Encumbered Shares). The Pledgor further agrees that it will procure, or take reasonable efforts to procure, that the Company and any other direct or indirect subsidiary thereof shall carry on business only in the ordinary course and will not dispose of or agree to dispose of a substantial part of its assets or undertaking without the prior written approval of the Secured Party.

12.   Defense of Title. The Pledgor will defend the title to the Pledged Collateral and the Liens of the Secured Party in the Pledged Collateral against the claim of any Person and will maintain and preserve the Liens created under this Agreement.

13.   Additional Pledged Stock.  (a) The Pledgor agrees that if, at any time, the Secured Party notifies the Pledgor that the Collateral Value Amount is less than 150% of the amount outstanding under the Notes Purchase Agreement and the Notes at such time (a “Triggering Event”), the Pledgor shall as soon as possible (and in any event within 4 Business Days of such notice) pledge and perfect security interest in, in favor of the Secured Party, such additional shares of Owned Equity Interests and, to the extent such additional shares of Owned Equity Interests is not sufficient, cash, as may be necessary such that the Collateral Value Amount is not less than 150% of the amount outstanding under the Notes Purchase Agreement and the Notes (such additional Owned Equity Interest, “Additional Pledged Stock” and such pledged cash, “Pledged Cash”). The Pledgor shall perfect security interest in such Pledged Cash by placing the Pledged Cash into a cash collateral account maintained by the Co-Secured Party over which the Pledgor shall have no right of withdrawal. For the avoidance of doubt, the Encumbered Shares are not part of the Additional Pledged Stock.

(b)   The Pledgor shall deliver to the Secured Party and the Co-Secured Party an amendment to this Agreement within such 4 Business Days, duly executed by the Pledgor and in form and substance satisfactory to the Secured Party, in respect of such Additional Pledged Stock and Pledged Cash, pursuant to which the Pledgor shall pledge to the Secured Party such Additional Pledged Stock and Pledged Cash. Pursuant to such amendment, the Pledgor shall (i) deliver the certificates representing such Additional Pledged Stock to the Secured Party in the manner described in Section 4, (ii) deliver to the Secured Party (or to the Co-Secured Party at the Secured Party’s direction) stock power(s) with respect to the Additional Pledged Stock in the form of Exhibit C attached hereto duly executed in blank (“Additional Power(s)”) (iii) make the necessary Uniform Commercial Code filings to perfect the Secured Party’s security interest in such Additional Pledged Stock in the manner described in Section 7, and (iv) place the Pledged Cash, if any, into a cash collateral account maintained by the Co-Secured Party over which the Pledgor shall have no right of withdrawal. The Pledgor hereby authorizes the Secured Party to attach such amendment to this Agreement and agrees that all Pledged Stock (including Additional Pledged Stock) and Pledged Cash listed on any such amendment delivered to the Secured Party shall for all purposes hereunder be considered Pledged Collateral.

(c)   For the avoidance of doubt, any failure of the Pledgor to comply with this Section 13 shall constitute an Event of Default.

14.   Remedies.   (a) The Secured Party shall have, in addition to any other rights given under this Agreement or by law, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code as in effect in the State of Delaware (the “UCC”). In addition, after the occurrence and during the continuation of an Event of Default, the Secured Party shall have such powers of sale and other powers as may be conferred by applicable law. With respect to the Pledged Collateral or any part thereof which shall then be in or shall thereafter come into the possession or custody of the Secured Party or which the Secured Party shall otherwise have the ability to transfer under applicable law, the Secured Party may, in its sole discretion, without notice except as specified below, after the occurrence and during the continuation of an Event of Default, sell or cause the same to be sold at any exchange, broker’s board or at public or private sale, in one or more sales or lots, at such price as the Secured Party may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever. The Secured Party may, in its own name, or in the name of a designee or nominee, buy the Pledged Collateral at any public sale and, if permitted by applicable law, buy the Pledged Collateral at any private sale. The Pledgor agrees to pay to the Secured Party all reasonable expenses (including, without limitation, court costs and reasonable attorneys’ and paralegals’ fees and expenses) of, or incident to, the enforcement of any of the provisions hereof.

(b)   Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, the Secured Party will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Notwithstanding any provision to the contrary contained herein, the Pledgor agrees that any requirements of reasonable notice shall be met if such notice is received by the Pledgor as provided in Section 30 below at least ten (10) Business Days before the time of the sale or disposition. Any other requirement of notice, demand or advertisement for sale is waived, to the extent permitted by law.

(c)   Given that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, the Pledgor agrees that after the occurrence and during the continuation of an Event of Default, the Secured Party may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Secured Party may solicit offers to buy the Pledged Collateral, or any part of it, from a limited number of investors deemed by the Secured Party, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral. If the Secured Party solicits such offers from not less than four (4) such investors, then the acceptance by the Secured Party of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Pledged Collateral; provided, however, that this Section 14 does not impose a requirement that the Secured Party solicit offers from four or more investors in order for the sale to be commercially reasonable.

(d)   The Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and the Pledgor waives the benefit of all such laws to the extent it lawfully may do so. The Pledgor agrees that it will not interfere with any right, power and remedy of Secured Party provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies. No failure or delay on the part of Secured Party to exercise any such right, power or remedy and no notice or demand which may be given to or made upon the Pledgor by the Secured Party with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Secured Party’s right to take any action or to exercise any power or remedy hereunder or prejudice its rights as against the Pledgor in any respect.

(e)   The Pledgor further agrees that a breach of any of the covenants contained in this Section 14 will cause irreparable injury to the Secured Party, that the Secured Party shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 14 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

15.   Security Interest Absolute. All rights of the Secured Party and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(i)   Any lack of validity or enforceability of the Notes Purchase Agreement or any other agreement or instrument relating thereto;

(ii)   Any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Conditions, the Notes Purchase Agreement or this Agreement;

(iii)   Any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any part of the Secured Obligations;

(iv)   the insolvency of the Pledgor; or

(v)   any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Secured Obligations or of this Agreement.

16.   Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party its attorney-in-fact, with full authority, in the name of the Pledgor or otherwise, after the occurrence and during the continuation of an Event of Default, from time to time in the Secured Party’s sole discretion, to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of the Company to the name of the Secured Party or the Secured Party’s nominee.

17.   Waivers. The Pledgor waives to the fullest extent permitted by applicable laws presentment and demand for payment of any of the Secured Obligations, protest and notice of dishonor or Event of Default with respect to any of the Secured Obligations and all other notices to which the Pledgor might otherwise be entitled except as otherwise expressly provided herein.

18.   Term. This Agreement shall remain in full force and effect until the final payment in full, in cash, of the Secured Obligations. Upon the termination of this Agreement as provided above (other than as a result of the sale of the Pledged Collateral), the Secured Party will release the security interest created hereunder and, if it then has possession of any Pledged Stock and Pledged Cash pledged hereunder, will deliver such Pledged Stock and Pledged Cash previously delivered to it and the Powers to the Pledgor within 10 Business Days.

19.   Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Pledgor or the Company for liquidation or reorganization, should the Pledgor or the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Pledgor’s or the Company’s assets, and shall continue to be effective or be reinstated, as the case may be.

20.   Definitions. The singular shall include the plural and vice versa and any gender shall include any other gender as the context may require.

21.   Binding Effect; Successors and Assigns. This Agreement shall be binding upon the Pledgor and its successors and assigns, and shall inure to the benefit of the Secured Party and its successors and assigns. Nothing set forth herein is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement, the Notes Purchase Agreement or any Collateral. The Pledgor’s successors shall include, without limitation, a receiver, trustee or debtor-in-possession of or for the Pledgor.

22.   Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

23.   Consent to Jurisdiction; and Service of Process. THE SECURED PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN COUNTY OF NEW YORK, CITY OF NEW YORK, NEW YORK. THE PLEDGOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COUNTY OF NEW YORK, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PLEDGOR AND THE SECURED PARTY PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED THAT THE SECURED PARTY AND THE PLEDGOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; AND, PROVIDED, FURTHER, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE SECURED PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE GUARANTEED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SECURED PARTY. THE PLEDGOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE PLEDGOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE PLEDGOR AT THE ADDRESS SET FORTH IN THIS AGREEMENT FOR THE PLEDGOR AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. The Secured Party shall have the right to proceed against the Pledgor or its personal property in a court in any location to enable the Secured Party to obtain personal jurisdiction over any Pledgor, to realize on the Pledged Collateral or any other security for the Secured Obligations or to enforce a judgment or other court order entered in favor of the Secured Party.

24.   Waiver of Jury Trial. Each of the Pledgor and the Secured Party waives, to the extent permitted by applicable law, any right to trial by jury in any dispute, whether sounding in contract, tort, or otherwise, between the Secured Party and the Pledgor arising out of or related to the transactions contemplated by this Agreement or any other instrument, document or agreement executed or delivered in connection herewith. Either the Pledgor or the Secured Party may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

25.   Advice of Counsel. The Pledgor represents and warrants to the Secured Party that it has had the opportunity to discuss this Agreement and, specifically, the provisions of Sections 22 through 24 hereof, with its counsel.

26.   Severability. If any provision of this Agreement is held to be prohibited or unenforceable in any jurisdiction the substantive laws of which are held to be applicable hereto, such prohibition or unenforceability shall not affect the validity or enforceability of the remaining provisions hereof to the extent permitted by applicable law, and shall not invalidate or render unenforceable such provision in any other jurisdiction to the extent permitted by applicable law.

27.   Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be required by applicable law or may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Collateral, including, without limitation, the filing of financing statements under Article 9 of the Uniform Commercial Code of New York. The Pledgor hereby further agrees that it shall not make any change to its name or jurisdiction or the form of its organization without prior written notice. The Pledgor authorizes the Secured Party to file any financing statements and amendments thereto relating to the Pledged Collateral which the Secured Party deems appropriate, in form and substance required by the Secured Party, which describe the Pledged Collateral and include therein all other information which is required by Article 9 of the UCC or other applicable law with respect to the preparation or filing of a financing statement or amendment. The Pledgor appoints the Secured Party as its attorney-in-fact to perform all acts which the Secured Party deems appropriate to perfect and to continue perfection of the lien granted to the Secured Party under this Agreement, such power of attorney being coupled with an interest and is therefore irrevocable. Notwithstanding the foregoing, the Co-Secured Party shall not be responsible in any manner whatsoever with respect to the validity, perfection, or maintaining the perfection of any lien created hereunder and shall have not have any responsibility to file any financing statement or continuation statement in connection therewith in any public office.

28.   The Secured Party’s Duty of Care.

(a)   The Secured Party shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with the Secured Party’s (i) gross negligence or willful misconduct, or (ii) failure to use reasonable care with respect to the safe custody of the Pledged Collateral in the Secured Party’s possession. Without limiting the generality of the foregoing, the Secured Party shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option. All expenses incurred in connection therewith shall be for the sole account of the Pledgor, and shall constitute part of the Secured Obligations secured hereby.

(b)   No provision of this Agreement shall require the Secured Party to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Secured Party shall have no duties or responsibilities except those expressly set forth in this Agreement. The Secured Party shall not be liable for any delay or failure to act as may be required hereunder when such delay or failure is due to any act of God, interruption or other circumstances beyond its control; provided, that it exercises such diligence as the circumstances may reasonably require. The Secured Party shall be entitled to rely on any communication, instrument, paper or other document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person.

(c)   The Secured Party shall not be deemed to have notice of any Event of Default unless an officer of the Secured Party has actual knowledge thereof or unless written notice of any such Event of Default is received by the Secured Party at the office of the Secured Party specified in this Agreement.

(d)   The Secured Party’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral shall be to deal with it in the same manner as the Secured Party deals with similar property for its own account.

(e)   In no event shall the Secured Party be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Secured Party has been advised of the likelihood of such loss or damage and regardless of the form of action.

29.   Additional Provisions Relating to the Secured Party.

(a)   Any corporation, bank, trust company or association into which the Secured Party may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Secured Party shall be a party, or any corporation, bank, trust company or association succeeding to all or substantially all the corporate trust business of the Secured Party, shall be the successor of the Secured Party hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(b)   At any time or times, the Secured Party shall have the power to appoint any Person or Persons either to act as co-Secured Party, or co-Secured Parties, jointly with the Secured Party of all or any part of the Pledged Collateral or to act as separate Secured Party or separate Secured Parties of all or any part of the Pledged Collateral and to vest in such Person or Persons, in such capacity, such title to the Pledged Collateral or any part thereof, and such rights, powers, duties or obligations as the Secured Party may consider necessary or desirable, subject to the other provisions of this Section 29. The Bank of New York is hereby appointed as co-Secured Party for the purposes of holding the Pledged Collateral, and shall be vested with all of the powers of the Secured Party with respect to such Pledged Collateral, subject to the other provisions of this Section 29.

(c)   Unless otherwise provided in the instrument appointing such co-Secured Party or separate Secured Party, every co-Secured Party or separate Secured Party shall, to the extent permitted by law, be appointed subject to the following terms:

(i)   All rights, power, duties and obligations under this Agreement conferred upon the Secured Party in respect of the custody, control or management of the collateral, shall be exercised solely by the Secured Party;

(ii)   All rights, powers, duties and obligations conferred or imposed upon the Secured Parties shall be conferred or imposed upon and exercised or performed by the Secured Party, or by the Secured Party and such co-Secured Party or co-Secured Parties, or separate Secured Party or separate Secured Parties jointly, except to the extent that, under the law of any jurisdiction in which any particular act or acts are to be performed, the Secured Party shall be incompetent or unqualified to perform such act or acts, in which event such act or acts shall be performed by such co-Secured Party or co-Secured Parties or separate Secured Party or separate Secured Parties;

(iii)   Any request in writing by the Secured Party to any co-Secured Party or separate Secured Party to take or to refrain from taking any action hereunder shall be sufficient warrant for the taking, or the refraining from taking, of such action by such co-Secured Party or separate Secured Party;

(iv)   Any co-Secured Party or separate Secured Party to the extent permitted by law may delegate to the Secured Party the exercise of any right, power, duty or obligation, discretionary or otherwise;

(v)   The Secured Party at any time, by an instrument in writing, may accept the resignation of, or remove, any co-Secured Party or separate Secured Party appointed under this Section 29. As successor to any co-Secured Party or separate Secured Party so resigned or removed may be appointed in the manner provided in this Section 29;

(vi)   The Secured Party shall not be personally liable by reason of any act or omission of any other Secured Party hereunder;

(vii)   Any demand, request, direction, appointment, removal, notice, consent, waiver or other action in writing delivered to the Secured Party shall be deemed to have been delivered to each such co-Secured Party or separate Secured Party; and

(viii)   Any Collateral received by any such co-Secured Party or separate Secured Party hereunder shall forthwith, so far as may be permitted by law, be turned over to the Secured Party to be held pursuant to the terms hereof.

(d)   Upon the acceptance in writing of such appointment by any such co-Secured Party or separate Secured Party, it or he shall be vested with the estate, right, title and interest in the Pledged Collateral, or any portion thereof, and with such rights, powers, duties, trusts or obligations, jointly or separately with the Secured Party, all as shall be specified in the instrument of appointment, subject to all the terms hereof.

(e)   In case any co-Secured Party or separate Secured Party shall become incapable of acting, resign or be removed, the right, title and interest in the Pledged Collateral and all rights, powers, duties and obligations of said co-Secured Party or separate Secured Party shall, so far as permitted by law, vest in and be exercised by the Secured Party unless and until a successor co-Secured Party or separate Secured Party shall be appointed pursuant to this Section 29.

(f)   The Pledgor agrees to reimburse the Secured Party promptly upon request for such fees and expenses payable to the Co-Secured Party pursuant to a separate engagement letter dated February 5, 2007 by and between the Secured Party and the Co-Secured Party in connection with the Co-Secured Party's services hereunder. For the avoidance of doubt, such fees and expenses shall include expenses of or disbursements incurred by the Co-Secured Party in the performance of its duties hereunder, including but not limited to the reasonable fees, expenses and disbursements of counsel to such Co-Secured Party.

(g) In the performance of its duties hereunder, the Co-Secured Party shall be entitled to all of the rights, benefits, protections and immunities afforded to the Secured Party pursuant to Sections 28 and 29 hereof.

30.   Notices. Notices given pursuant to any provision of this Agreement may be sent by facsimile and shall be addressed as follows: (i) if to the Pledgor, to: 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, China, Fax: (86) 755-83510815, Attention: Mr. Tu Guo Shen, with a copy to Thelen Reid Brown Raysman & Steiner LLP, 701 8th Street, N.W., Washington, DC 20001, Fax: (1-202) 654-1804, Attention: Mr. Lou Bevilacqua, Esq., (ii) if to the Secured Party, to: c/o 131 South Dearborn Street, Chicago, Illinois 60609, USA, Fax: (1-312) 267 7300, Attention: Mr. Adam C. Cooper, with a copy to 18/F Chater House, 8 Connaught Road, Central, Hong Kong, Fax: (852) 3667 5511, Attention: Mr. Andrew Fong and Mr. Max Liu, with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower - 35th Floor, 3 Garden Road, Central, Hong Kong, China, Fax: (852) 2869 7694, Attention: Mr. Youngjin Sohn, Esq., and (iii) if to the co-Secured Party, to The Bank of New York, 101 Barclay Street, 4E, New York, New York 10286 , Fax: (212) 815-5802/5803, Attention: Global Trust Services.

31.   Indemnity and Expenses. The Pledgor agrees, upon demand, to indemnify the Secured Party and the Co-Secured Party against any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys fees incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement and to pay to the Secured Party and the Co-Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party and the Co-Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party and the Co-Secured Party hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

The Pledgor also agrees to indemnify the Indemnified Party (as defined in the Notes Purchase Agreement) against any and all losses, claims, damages, liabilities and reasonable expenses to the same extent as the Company agrees to indemnify under Section 10 of the Notes Purchase Agreement.

32.   Amendments, Waivers and Consents. None of the terms or provisions of this Agreement may be waived, altered, modified or amended, and no consent to any departure by the Pledgor herefrom shall be effective, except by or pursuant to an instrument in writing which (i) is duly executed by the Pledgor, the Secured Party and the Co-Secured Party and (ii) complies with the requirements of the Conditions. Any such waiver shall be valid only to the extent set forth therein. A waiver by the Secured Party of any right or remedy under this Agreement on any one occasion shall not be construed as a waiver of any right or remedy which the Secured Party would otherwise have on any future occasion. No failure to exercise or delay in exercising any right, power or privilege under this Agreement on the part of the Secured Party shall operate as a waiver thereof; and no single or partial exercise of any right, power or privilege under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

33.   Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

34.   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

35.   Merger. This Agreement and the other Transaction Documents embody the entire agreement and understanding, between the Pledgor and the Secured Party and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

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IN WITNESS WHEREOF, the Pledgor and the Secured Party have executed this Agreement as of the date set forth above.

MR. TU GUO SHEN

By:	/s/ Tu Guo Shen
Name: Mr. Tu Guo Shen

MS. LI ZHI QUN

By:	/s/ Li Zhi Qun
Name: Li Zhi Qun

WHITEHORSE TECHNOLOGY LIMITED

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen
Title: Director

Acknowledged and agreed to
as of the date first written above.

CITADEL EQUITY FUND LTD.,
as Secured Party

By:	Citadel Limited Partnership, its Portfolio Manager

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Andrew Fong
Name:	Andrew Fong
Title:	Authorized Signatory

for purposes of appointment as co-Secured Party,

THE BANK OF NEW YORK,
as co-Secured Party

By:	/s/ Lici Zhu
Name:	Lici Zhu
Title: